UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C, 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant  ☒     Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

FLORIDA EAST COAST INDUSTRIES, INC.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which the transaction applies:

Common Stock, no par value per share, of Florida East Coast Industries, Inc.

2)	Aggregate number of securities to which the transaction applies:

36,979,358 shares of common stock

238,267 options to purchase shares of common stock with an exercise price less than $84.00 per share

3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon the sum of (A) the product of 36,979,358 shares of common stock multiplied by the merger consideration of $62.50 per share, plus (B) 228,647 options to purchase shares of common stock with an exercise price less than $84.00 per share multiplied by $50.59 (which is the difference between $84.00 and the weighted average exercise price of $33.41 per share for such options). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0000307 by the sum of the amounts calculated pursuant to clauses (A) and (B).

4)	Proposed maximum aggregate value of the transaction: $2,322,777,127

5)	Total fee paid: $71,310

☐	Fee previously paid with preliminary materials.

☒	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

$71,310

2)	Form, Schedule or Registration Statement No.:

Schedule 14A

3)	Filing Party:

Florida East Coast Industries, Inc.

4)	Date Filed:

May 24, 2007; June 14, 2007

10151 Deerwood Park Blvd.

Building 100, Suite 350

Jacksonville, FL 32256

Dear Shareholder:

On or about June 14, 2007, Florida East Coast Industries, Inc., a Florida corporation (“FECI” or the “Company”), began mailing to you a definitive proxy statement, dated June 14, 2007 (the “Proxy Statement”), regarding a special meeting of the Company’s shareholders. At the special meeting, you will be asked to consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of May 8, 2007, by and among Iron Horse Acquisition Holding LLC, a Delaware limited liability company, Iron Horse Acquisition Sub Inc., a Florida corporation, and FECI, providing for the merger of the Company with an affiliate of Fortress Investment Group LLC, a leading global alternative asset manager. The special meeting is scheduled for Tuesday, July 24, 2007 at 10:00 a.m. local time, at the Hyatt Hotel, 50 Alhambra Plaza, Coral Gables, Florida 33134.

As described in the Proxy Statement under the heading “The Merger—Litigation Related to the Merger,” four class actions brought concerning the proposed merger have been consolidated in the Circuit Court for the Fourth Judicial Circuit in and for Duval County, Florida under the caption In re: Florida East Coast Industries, Inc. Shareholder Litigation, Lead Case No. CA–07–003919. On June 7, 2007, a consolidated class action complaint was filed in that action. The consolidated complaint seeks, among other forms of relief, a declaration that the action is a proper class action, an order preliminarily and permanently enjoining the proposed merger and a declaration that the proposed merger is void and, if consummated, that it be rescinded or damages awarded. The Davis action has been transferred to the Fourth Judicial Circuit in and for Duval County, Florida and consolidated into the consolidated class action. The plaintiff in the Adcock action has agreed to voluntarily dismiss the action and on June 28, 2007 the Plaintiff, FECI and the FECI director defendants filed a stipulation of voluntary dismissal without prejudice.

Effective July 11, 2007, we entered into a memorandum of understanding with plaintiff’s counsel and the other named defendants in the consolidated class action. Under the terms of the memorandum of understanding, FECI, the other named defendants and the plaintiffs have agreed to settle the action subject to court approval. If the court approves the settlement contemplated in the memorandum of understanding, the action will be dismissed with prejudice.

Pursuant to the terms of the memorandum of understanding, FECI has agreed to make available to its shareholders certain additional information in connection with the proposed merger. This additional information is set forth below in this proxy supplement (this “Supplement”) and should be read as a part of, and in conjunction with, the Proxy Statement, which we urge you to read in its entirety. In return, the plaintiffs have agreed to the dismissal of the consolidated action and to withdraw all motions filed in connection therewith. In addition, FECI or its successor will pay the legal fees and expenses of plaintiff’s counsel, in the amount of $1,500,000, subject to approval by the court.

The settlement of the consolidated class action will not affect the amount of the special dividend or the merger consideration to be paid in the merger, any other term of the merger or the timing of the special meeting of shareholders.

FECI denies all of the allegations in the consolidated class action and believes that its disclosures in the Proxy Statement are appropriate and adequate under the law. Nevertheless, FECI and the other named defendants in the consolidated class action have agreed to settle the purported class action litigation in order to avoid costly litigation and eliminate the risk of any delay to the closing of the merger.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE MERGER AGREEMENT.

Your vote is very important, regardless of the number of shares of our common stock you own. We cannot complete the merger unless holders of a majority of all outstanding shares of our common stock entitled to vote at the special meeting of shareholders vote to approve the merger agreement. If you do not vote, it will have the same effect as a vote against the approval of the merger agreement.

On behalf of the board of directors, thank you for your continued support.

Adolfo Henriques
Chairman of the Board,
President and Chief
Executive Officer

THIS SUPPLEMENT IS DATED JULY 13, 2007 AND IS FIRST BEING

MAILED TO SHAREHOLDERS ON OR ABOUT JULY 13, 2007.

INTRODUCTION

The following information supplements the definitive proxy statement, dated June 14, 2007 (the “Proxy Statement”), and should be read in conjunction with the Proxy Statement. All page references in the information provided below refer to those page numbers in the Proxy Statement and all capitalized terms used but not defined in this supplement shall have the meanings set forth in the Proxy Statement. To the extent information in this supplement differs from, updates or conflicts with information contained in the Proxy Statement, the information in this supplement is the more current information. In this supplement, the terms “FECI,” the “Company,” “we,” “us” and “our” refer to Florida East Coast Industries, Inc.

If you need assistance in submitting your proxy or voting your shares or need additional copies of this supplement, the Proxy Statement or the proxy card, you should contact our proxy solicitation agent, The Proxy Advisory Group, LLC, 575 Madison Avenue, 10th Floor, New York, New York 10022, toll free at (800) 440-7435. If your broker holds your shares, you should call your broker for additional information. See “Where You Can Find More Information” on page 65 of the Proxy Statement.

THE MERGER

Background of the Merger

The information below amends and restates in its entirety the discussion under the heading “The Merger—Background of the Merger” beginning on page 17 of the Proxy Statement.

As a part of our ongoing strategic planning process, our management and our board of directors periodically review and assess our short term and long term business plans and growth strategies, our competitive position, industry trends and market conditions as well as a variety of potential strategic transactions and initiatives, including mergers, acquisitions, dispositions and structural alternatives to separate our railroad and real estate businesses to maximize shareholder value. We also consider the tax and other implications of such possible transactions or initiatives.

As he routinely did with significant shareholders, in the fall of 2005, Adolfo Henriques, our Chairman, President and Chief Executive Officer, met with representatives of Franklin Mutual Advisers (“FMA”), our largest shareholder, who indicated that they were aware of a company involved in infrastructure investments that had expressed a desire to meet with our company and inquired whether it was acceptable to suggest that interested party (“Company A”) contact management.

Following Mr. Henriques’ meeting with FMA, he had a telephone conversation with representatives of Company A.

Company A submitted a presentation to FECI on October 31, 2005. Our Chief Executive Officer, Chief Financial Officer and Treasurer and Company A representatives had a telephone call on November 1, 2005. Company A’s materials proposed that we consider a transaction in which Company A would acquire our Railway, after a spin-off of our real estate company to our shareholders.

Company A submitted additional presentation materials on December 27, 2005 to FECI, providing additional details about its proposal to acquire our Railway through a spin-off transaction in which certain existing shareholders would retain a 51% interest in the Railway and Company A would acquire a 49% interest in our Railway.

On January 6, 2006, we announced that we had entered into an agreement to acquire the Codina Group and related real estate assets. As a result, we discontinued discussions with Company A to concentrate on the Codina Group acquisition and integration of the Codina Group into our company. Morgan Stanley advised us in connection with the Codina Group transaction which was consummated on April 27, 2006.

On June 27, 2006, as part of management’s ongoing evaluation of strategic alternatives in preparation for the annual strategic planning session of the board of directors, Mr. Henriques and other members of senior management met with representatives of Morgan Stanley to discuss numerous strategic alternatives regarding the Railway business and the real estate business. The group discussed the following strategic alternatives for the railroad business: execute the current business plan; sell the railroad; sell/lease the rail operations and continue to own the railroad right of way; spin-off the railroad ownership to shareholders; acquire other railroads and then spin-off our interest in the railroad business to our shareholders; and grow by the acquisition of other railroads. The group discussed the following strategic alternatives for the real estate business: execute the current business plan; adopt a merchant builder model by selling stabilized assets; and explore REIT conversion, including leasing rail operations while maintaining ownership of the railroad right of way. After this review, senior management requested that Morgan Stanley prepare a presentation for the Board of Directors regarding possible strategic alternatives, including acquisition of a rail company, sale or lease of the rail operations or sale of the Railway, lease of certain of the company’s real estate, and conversion to a Real Estate Investment Trust, or REIT.

In the summer of 2006, Company A again contacted Mr. Henriques and on August 22, 2006, Company A submitted a proposal to FECI in which it reiterated its interest in pursuing the transaction it had previously proposed. Company A provided an indicative value of the Railway (exclusive of potential development of Hialeah Rail Yard and the potential development of commuter rail services) of $950,000,000, subject to due diligence. The proposal cited a number of restrictions and limitations that Company A would impose on FECI’s ability to realize the value, if any, of the Hialeah Rail Yard or the possible use of the Railway’s right of way for passenger purposes. The proposal contemplated that FECI would undertake a leveraged recapitalization through debt at the Railway and adopt a multiple class capital structure that would effectively separate the Railway and Flagler and allocate ownership disparately among certain shareholders with Company A owning a 49% interest of the Railway and certain other shareholders owning 51%. Company A’s proposal assumed certain facts regarding the tax status of our businesses that were incorrect and assumed a total valuation for the entire company inclusive of a value of the corridor and Hialeah Rail Yard and all of the real estate of $2.56 Billion.

At the board’s August 24, 2006 meeting, Morgan Stanley discussed with our directors strategic alternatives for maximizing shareholder value with respect to the Railway. Those strategic alternatives included the acquisition of a railroad company, a going private transaction, a sale of railroad operations (retaining certain real estate interests), the sale of the Railway and a REIT conversion. Morgan Stanley made a number of observations regarding recent acquisitions by infrastructure funds and discussed a variety of possible transaction structures. Our board also requested Morgan Stanley to work with management to further analyze Company A’s proposal.

Morgan Stanley had subsequent conversations with Company A regarding the value of Company A’s proposal. Morgan Stanley informed Company A that its valuation as proposed was not attractive but that if a more attractive valuation could be achieved, we would be prepared to consider providing Company A access to non-public information subject to a confidentiality agreement.

In response, Company A indicated there could be an increase in its proposed valuation subject to structuring and financing considerations. After those discussions, Morgan Stanley sought to demonstrate available levels of leverage that would support a substantially higher valuation for the Railway than Company A’s proposal suggested. Morgan Stanley conducted a market test of several bank debt providers that had expressed interest in financing rail projects in the United States. Non-binding term sheets were solicited from these banks in order to give the board a sense of the ranges of available leverage that could be used to finance an acquisition of the Railway. All of the indications received were preliminary and subject to further due diligence.

On October 17, 2006, the board of directors met again to continue its discussion in preparation for the November strategic planning meeting at which strategic alternatives were to be evaluated and management’s five-year plan was to be considered. In addition, directors were briefed on the status of exploratory discussions between senior management of the Company and the Florida Department of Transportation, or FDOT, regarding the possibility of using the Railway’s right of way in south Florida for passenger purposes. FECI owns and operates the only freight railroad along the east coast of Florida, spanning the 351-mile corridor between Jacksonville and Miami. The Company believes that the geographic footprint of FECI’s railroad is a unique and irreplaceable asset that has significantly increased in value as the State’s roadways have become congested and trucking costs have risen and that the railroad corridor cannot be replicated given the dense development throughout Florida and today’s restrictive regulatory environment. Given its irreplaceable nature, the Company believes that its right of way may be a significant component of embedded value for the Company. It was reported to the directors that these exploratory discussions included the FDOT’s thoughts about how it might seek to use the corridor and the potential impacts such use could have on the Company’s railway operations and the significant costs of addressing those impacts. The Company and FDOT discussed the value of the corridor based on the value of developed and undeveloped properties in the vicinity of the right of way. However, there were no offers made by FDOT and these discussions have not moved beyond this exploratory phase. The Company understands that as part of Morgan Stanley’s discounted cash flow valuation analysis that Morgan Stanley assigned a range of potential sale values that varied by the timing of such sale of $500 million to $1.5 billion for the right of way, which it discounted by 25% per year due to uncertainties and risks including the timing, value and financing of any potential sale of the right of way and the extremely limited set of potential acquirors. This estimated value was based on discussions with senior management of the Company, review of then currently available public information and prior railroad right-of-way transactions. See Morgan Stanley’s discounted cash flow valuation analysis on pages 13 and 14 of this supplement. It was reported to the directors that FDOT was evaluating a variety of possible future funding sources, which would require local governmental and federal involvement and support, as well as various state and federal approvals. A regional partnership led by FDOT maintains a website which can be accessed at www.sfeccstudy.com relating to the corridor.1 The directors also took note that there would be a change in the state administration following the election of a new governor.

At the October meeting, the proposal from Company A was further discussed. Morgan Stanley expressed the view that the proposal did not reflect an appropriate valuation. Morgan Stanley also informed the board of directors that, based on its research, including indications of available financing levels solicited from three project finance banks in the market test, they believed that the market valuation for the Railway was considerably higher than that reflected in Company A’s proposal. The Railway valuations presented by Morgan Stanley were calculated assuming the range of leverage received from the bank market test, and the minimum amount of equity required by each non-binding term sheet solicited from the banks. Other valuations were conducted using a combination of the various methodologies, including a discounted cash flow analysis, a leveraged buyout analysis, publicly traded comparables, and comparable M&A premiums. Representatives from Morgan Stanley made observations concerning the private equity markets and presented various alternatives to pursuing a transaction involving a possible sale of the Railway and the implications to FECI of a sale of a single line of business including tax liabilities of each approach. The possible alternatives included a negotiated sale, a controlled auction and a broad competitive auction. At that meeting, consensus was reached to continue the discussion of possible transaction options at the board’s November strategic planning session.

On November 1, 2006, Company A submitted another proposal to Mr. Henriques increasing its indicative non-binding valuation of the Railway to $1.2 Billion and a total company value, inclusive of all the real estate, the Hialeah Rail Yard and the right of way, of $2.8 Billion but maintaining the same structure as proposed in August 2006. Company A requested a 90 day exclusivity period to undertake due diligence.

At its November 16-17, 2006 meeting, the board of directors again considered various transaction alternatives with Morgan Stanley. At the November 2006 meeting, management presented a five-year strategic plan for each of our businesses. Following the strategic planning presentations, representatives from Morgan Stanley updated the directors on the discussions with Company A. The board considered a number of possible transactional alternatives, including Company A’s proposal, a

[1]	The contents of this website are not incorporated herein as a part of this supplement or otherwise adopted by FECI.

stock sale of the railroad, cash sale of the real estate assets, spin-off and a stock sale of FECI, and the likely results for shareholders under each transaction.

Company A’s revised proposal was also discussed. Morgan Stanley noted that Company A had informed them that it would need to revise its original proposed structure which contemplated that the Railway would be a stand alone public company because it presented significant corporate governance complexities and potential trading valuation concerns that might negatively effect the value of the restructured equity. In addition Company A wanted to be reimbursed for the expected costs of due diligence if a transaction did not go forward or if the company concluded a transaction with another party. Based on the valuation advice from Morgan Stanley and the conditions demanded by Company A, the directors decided not to accept Company A’s proposal.

On December 4, 2006, the board of directors met again. The directors discussed the possibility of the FDOT’s utilizing the railway corridor for passenger purposes, including the potential timing and uncertainty of realizing the value of such a project caused by the FDOT’s lack of available financial resources and the impending change in Florida’s administration. The directors discussed with representatives of Morgan Stanley numerous potential strategies to maximize shareholder return and the tax implications of each of those strategies, particularly in light of the low tax basis of certain of our assets, which suggested that a sale of the company as an entirety would provide a superior financial result for our shareholders. Our directors discussed current market conditions and the expected value creation that could be derived from successful execution of the five-year business plan. Morgan Stanley reviewed various process considerations and the directors decided to engage Morgan Stanley to commence a solicitation to explore a sale of the stock of FECI. Morgan Stanley presented a list of suggested targeted bidders and directors suggested others. Directors discussed the fact that because FECI operated in two very different business segments, the number of bidders that would be capable of making an attractive proposal to acquire the entire company would likely be limited. A sale of a single line of business, as compared to a sale of the stock of the company, would create a significant tax liability to the company and result in a lower after-tax value to be realized by shareholders. The directors considered, with representatives of Morgan Stanley, several potential sale processes and the relative ability of each to achieve the board’s objectives of maximizing shareholder value, while maintaining confidentiality. The directors considered a targeted approach, with fewer than 5 bidders, a broadly marketed approach with bidders invited based on qualifications but without a preset limit on the number of bidders and a negotiated sale with a single bidder. After a full discussion of the relative strengths and weaknesses of various sales processes, the directors determined to use a targeted auction process. The board believed that this approach would create strong competitive tension to obtain the best reasonably achievable price while maintaining the confidentiality of the process and ensuring that the businesses were well managed during the sale process. The directors, however, directed Morgan Stanley to include several other potential bidders to its initial list presented to ensure that the process was broad enough to capture likely potential bidders.

In mid-December 2006, senior management and Morgan Stanley began preparation of a confidential information memorandum (“CIM”). Management also established and began assembling and inputting data into an electronic “data room” to facilitate bidder due diligence.

On January 25, 2007, the board of directors met again to discuss the process to explore a sale of the entire company. Management reviewed the CIM with our directors at that meeting and work continued on the CIM through mid-February. The board also approved the terms of the engagement of Morgan Stanley to provide financial and valuation advice and to assist in negotiations in connection with a potential sale of FECI. Morgan Stanley was selected to advise the company because it had advised the company in numerous previous transactions and strategic reviews including the company’s acquisition of the Codina Group and related assets, was very familiar with the assets of the company and has expertise in both the transportation and real estate businesses. Based on Morgan Stanley’s prior performance, familiarity with the company, its management and the assets and expertise, the directors decided to engage Morgan Stanley and did not consider other advisors. Morgan Stanley’s compensation arrangements were extensively negotiated and to be based on the aggregate value of any sale transaction. Decisions were made at that meeting concerning the prospective bidders to be contacted. Also participating in the meeting were members of our senior management team and our legal counsel, Greenberg Traurig, P.A. (“GT”). Representatives from GT discussed with our directors their fiduciary duties under Florida law. The board determined that it would be worthwhile to conduct the proposed targeted bidder solicitation to obtain further information about the actual level of third party interest in FECI, as well as the valuations of FECI that would result from such an effort as compared to the expected results of successful execution of our business plan. The board authorized such a course of action and Morgan Stanley was directed to contact the list of potential bidders and, after the execution of confidentiality agreements with each of them, to provide access to our confidential information.

Following the January board meeting, Morgan Stanley contacted 17 potential bidders between February 15 and February 27, 2007. It also received seven inquiries expressing an interest in acquiring all or a part of FECI. Fifteen potential bidders executed a confidentiality agreement and were then sent the CIM and given access to the electronic data room. Potential bidders also received a bid instruction letter from Morgan Stanley requesting that bids be submitted by April 12, 2007. Representatives of 11 potential bidders attended separate management presentations made on various dates through March and early April. Each presentation also included a tour of certain of our properties for the prospective bidder’s representatives and their advisors. In addition, management participated in a variety of conference calls with Morgan Stanley and prospective bidders responding to questions throughout the time period up to the date bids were due. By April 13, eight of the 11 potential bidders, the representatives of which attended a management presentation, submitted a bid and one bidder submitted a bid without attending a management presentation. Seven of the submitted bids were for the entire company and two submitted bids were for the Railway only. The bids from the other bidders were as follows: Company 1: $ 81.00, Company 2: $77.00 to $84.00, Company 3: $76.00 to $82.00, Company 4: $73.00 to $79.00, Company 5: $72.00, Company 6: $67.50 and $72.50. The bids for the Railway were Company A, up to $1.2 Billion and Company 8: $1.1 Billion to $1.2 Billion. The bid from Fortress, which indicated a range of $80.00 to $85.00 per share, represented the highest bid, based on the high end of its range. After reviewing the initial bids received, as well as the follow-on revised bids submitted by some of the participants in the process, and with the knowledge and support of the board, Morgan Stanley contacted each of the bidders to discuss the bids and specific details of each, to communicate guidance as to the improvements to each bid that would be required to make it competitive in the context of the bids received as a whole, and to assess whether each bid was more likely to be raised, lowered, or left as submitted.

On April 17, 2007, our board held another meeting to consider the results of the bid process. Members of our senior management team and representatives of Morgan Stanley were also in attendance. The directors were supplied with copies of each of the nine bids. The Morgan Stanley representatives reviewed the bid solicitation process and their analysis of the indicated valuations of FECI. Morgan Stanley also reviewed the strengths of and issues with each proposal. With Morgan Stanley’s assistance, the directors discussed risks and uncertainties with a number of the proposals, including the requirement from certain of the bidders that significant additional due diligence was required to finalize their definitive proposals within expressed bidding ranges, the fact that one bidder submitted a proposal without the benefit of a management presentation suggesting a lack of commitment to a transaction, uncertainty as to financing arrangements, ability to timely complete the process and conclude a transaction, and tax inefficiencies resulting in lower effective values for the shareholders and the inability of certain bidders to overcome tax complexities. The other top proposals also did not appear to have attempted to value all of the company’s assets, involved a partnership with multiple investment funds that created structural uncertainty and did not address tax inefficiencies created by the proposed structure. Morgan Stanley also commented upon its discussions with certain of the bidders regarding their willingness to improve their bids, identified structural and tax issues and other matters. Morgan Stanley indicated that no bidder indicated a willingness to top Fortress’ indicated maximum price.

After receiving all of the information concerning each of the proposals, including the strengths of and issues with each, the directors held an extensive discussion about the proposals, including the risks related to those proposals that did not contain details regarding financing, those which are not the result of significant diligence and management presentations, and those with tax inefficiencies resulting in lower indicative prices.

The directors focused on strategies to obtain the best possible price with a likelihood of achieving a timely closing, while preserving the ability of the directors to consider a superior proposal. Consideration was given to the impact of more extensive due diligence with multiple parties on the operation of the business. The directors reviewed in greater detail each of the top three proposals and discussed with Morgan Stanley a number of considerations of each. The directors noted that Fortress had proposed the highest price and had indicated a willingness to complete additional diligence promptly. The directors considered extensively whether to deal exclusively with one of the bidders for a short time period if that bidder were willing to increase the proposed price and commit to prompt completion of due diligence. Morgan Stanley representatives reviewed the attributes and open issues of the top three proposals and observed that Fortress’ proposal offered the simplest structure because it involved the acquisition of the complete company without tax inefficiencies and reflected an effort to attribute value to most assets. Morgan Stanley also commented on Fortress’ record of timely and reliable consummation of transactions. Unlike all other bidders, the Chief Executive Officer and other principals of Fortress had been directly involved in the bid process. The CEO of Fortress was the only CEO who attended the management presentation.

The board, after extensive discussion with Morgan Stanley, unanimously decided that the proposal by Fortress presented the most attractive proposal and demonstrated the ability to move forward expeditiously with the least amount of disruption to FECI’s ongoing management and operations following the intensive process undertaken to achieve the bids received. The board instructed Morgan Stanley to provide Fortress with an indication that FECI would be open to a short-term period of exclusivity with Fortress if it were willing to increase its bid range. With the board’s approval, Morgan Stanley contacted the other bidders that submitted indicative bids to inform them that they did not submit the highest bid. Morgan Stanley also indicated to the contacted parties that FECI’s board was prepared to review and evaluate any revised bids should any of the bidders choose to submit a higher bid. Prior to FECI entering into a definitive agreement with Fortress, and as to each other bidder, Morgan Stanley either received no follow-up communication or received oral indication from such bidder as to its unwillingness to increase its bid.

In a conversation between Morgan Stanley and representatives of Fortress, Fortress gave an oral indication of its willingness to increase its bid range if it was afforded an exclusive opportunity to complete due diligence and enter into a definitive agreement within three weeks. In addition Morgan Stanley again contacted each of the next two highest bidders to explore whether it would consider an increase in its bid and each declined to do so. On April 17, 2007, Fortress was given oral confirmation of exclusivity for a two-week period. In addition, on April 20, 2007, FECI provided a form of merger agreement to Fortress. Between April 19, 2007 and April 27, 2007, there were extensive meetings and property tours with representatives and advisors of Fortress. On April 25, 2007, we gave Fortress our draft first quarter 2007 Form 10-Q which included lower results for the Railway than what was expected due to continued softness in Florida residential construction.

On April 27, 2007, Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), counsel to Fortress, provided Morgan Stanley an initial mark-up of the draft merger agreement which was then provided to FECI and GT. The mark-up provided, among other things, that the termination fee payable by FECI under certain circumstances, including in the event it were to accept a superior proposal from a third party, would be $125 million (instead of the $50 million termination fee that had been proposed in the initial draft of the merger agreement). Subsequently, GT and Skadden discussed the issues in the merger agreement, including the size of the termination fee.

On May 1, 2007, GT provided a revised draft of the merger agreement that provided that the termination fee payable by FECI would be $75 million. A further revised draft provided by Skadden on May 2, 2007, countered with a $115 million termination fee. Over the next several days, representatives of the parties and their advisors held discussions regarding the issues in the merger agreement, including the termination fee. In addition, on May 2 and 3, 2007, representatives and advisors of Fortress also conducted additional meetings with senior management and toured properties.

From May 1 through 6, 2007, members of senior management, representatives of Morgan Stanley, and in-house and outside counsel to FECI responded to additional due diligence requests, held a number of meetings and conference calls and discussed and exchanged additional drafts of the merger agreement and disclosure schedules. On May 6, 2007, Fortress communicated with Morgan Stanley that, after concluding additional extensive due diligence and additional valuation analyses it was submitting a definitive offer of $62.50 per share, recognizing that FECI would pay a special dividend of $21.50 per share prior to the consummation of the merger.

In connection with the submission of their final offer, representatives of Fortress stated to representatives of FECI that Fortress would not proceed without a termination fee of at least $100 million, due to, among other things, the extensive amount of capital required for the transaction, the work and opportunity costs required to complete the transaction, the fact that the fee is in line with similar transactions of this size and particularly in light of the sale process conducted by the board of directors and its financial and legal advisors in which many parties were solicited.

In addition, on May 7, 2007, the board of directors met to consider Fortress’ definitive proposal. Morgan Stanley presented the material terms of the proposal and the conditions to closing. The directors were provided a substantially final draft of the merger agreement and a detailed summary of the draft merger agreement, as well as information regarding the expected tax treatment to shareholders of the proposed structure. Representatives of GT reviewed again the directors’ responsibilities under Florida law.

GT representatives also summarized in detail the principal terms of the merger agreement and ancillary documents, including the representations and warranties, covenants, other covenants regarding, among other things, the proxy statement, the provisions regarding non-solicitation of competing acquisition proposals, the ability to accept a superior proposal, the closing conditions and the absence of a financing contingency, termination provisions, termination fees and expense reimbursement provisions, and the structure and financing of the proposed transaction.

Representatives of Morgan Stanley reviewed and discussed with our board their analysis of the Company’s valuation based on a number of different metrics that are discussed under “The Merger—Opinion of Morgan Stanley & Co. Incorporated” beginning on page 24, and its analysis with respect to the fairness from a financial point of view of the merger consideration to be received by holders of our common stock. Morgan Stanley then delivered its oral opinion to our board, which was subsequently confirmed by delivery of a written opinion, dated May 7, 2007 (which is attached to the proxy statement as Annex B), to the effect that, as of May 7, 2007 and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Morgan Stanley in preparing its written opinion, the sum of the merger consideration and special dividend to be received by the holders of our common stock was fair to such holders from a financial point of view.

The board discussed the business and market risks facing FECI in the execution of its short and long term business strategies and its ongoing attempts to maximize shareholder value including the ongoing impact of the slow down in residential construction on the Railway’s business and the pending litigation over whether mining should be allowed to continue in the “Lake Belt” area in south Florida since a significant amount of the Railway’s carload volumes consisted of aggregate mined in the Lake Belt. In this regard, it was noted that Fortress had agreed that an adverse decision in the Lake Belt mining case would not constitute a reason not to close the merger. After extensive discussion among our board, senior management and our advisors, the board unanimously approved the proposed merger subject to management’s negotiation with Fortress of certain proposed minor revisions to the merger agreement and its satisfaction with the associated debt and equity commitment letters, all on substantially the terms described to the board.

The directors further resolved to recommend to our shareholders that they vote to adopt the merger agreement. Our board also approved an amendment to our Rights Agreement to provide that the common stock purchase rights issuable thereunder would not become issuable by reason of the proposed merger with Fortress.

Also on May 7, 2007, our non-management directors met in executive session and approved recommendations of the compensation committee that FECI adopt a retention plan for certain executive officers and certain executives in our subsidiaries. Earlier in the sale process, on January 25, 2007, our compensation committee of the board of directors met, along with Mr. Henriques, Edward Manno Shumsky, our chief human resource officer and Heidi Eddins, our general counsel and corporate secretary, and the committee’s compensation consultant. The committee discussed whether to consider any changes in compensation arrangements in the event that there is a change in control of the company. No actions were taken at that meeting and no further meetings were held by the compensation committee at which any member of management participated regarding any compensation arrangements in connection with a change in control of the company. The provisions of the retention plan for certain officers, including the amount, timing of the payment and conditions for payment, were determined with the participation of representatives of Fortress in conversations between representatives of Fortress and the chairman of the compensation committee after exclusive discussions commenced. Fortress indicated to the Company’s representatives that the goals of the retention plan should be to (i) insure a smooth transition, (ii) provide sufficient time to allow future employment discussions with officers after the merger and (iii) to provide an additional incentive to the officers to continue their employment with the Company after the merger. Under the terms of the retention plan, FECI will make payments to certain identified employees if the employee continues to be employed by the company at the later of the effective time under the merger agreement and December 31, 2007, or upon an earlier termination without cause or resignation with good reason following the effective time. The amount of the payment to Mr. Henriques was determined by the compensation committee and approved by the independent directors in light of the value obtained in the proposed merger. Mr. Henriques provided input to the committee concerning amounts to be paid to other members of management. See “The Merger—Interests of Our Directors and Executive Officers in the Merger—Retention Compensation” beginning on page 35.

Over the course of the remainder of May 7 and the early morning of May 8, 2007, representatives of our management, Fortress, Skadden, GT and our in-house counsel negotiated the final terms of the merger agreement, disclosure schedules, and the terms of the equity and debt financing commitments.

Early in the morning of May 8, 2007, FECI and Buyer executed the merger agreement. Prior to the opening of trading of our common stock on the NYSE, on May 8, 2007, we issued a press release announcing the transaction, and filed a Current Report on Form 8-K with the SEC disclosing the execution of the merger agreement and attaching a copy of the definitive merger agreement as an exhibit.

Opinion of Morgan Stanley & Co. Incorporated

The information below amends and restates in its entirety the discussion under the heading “The Merger—Opinion of Morgan Stanley & Co. Incorporated” beginning on page 24 of the Proxy Statement.

We retained Morgan Stanley to render a financial opinion in connection with the merger based on Morgan Stanley’s qualifications, experience and reputation. On May 7, 2007, Morgan Stanley delivered an oral opinion, subsequently confirmed in writing, to our board of directors that, as of that date and based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the sum of the merger consideration and the special dividend to be received by the holders of the common stock of FECI pursuant to the merger agreement was fair from a financial point of view to such shareholders.

THE FULL TEXT OF MORGAN STANLEY’S WRITTEN OPINION, DATED AS OF MAY 7, 2007, WHICH SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN RENDERING THE OPINION, IS ATTACHED AS ANNEX B TO THE PROXY STATEMENT. YOU ARE URGED TO, AND SHOULD, READ THE OPINION CAREFULLY AND IN ITS ENTIRETY. MORGAN STANLEY’S OPINION IS DIRECTED TO OUR BOARD OF DIRECTORS, ADDRESSES ONLY THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE SUM OF THE MERGER CONSIDERATION AND THE SPECIAL DIVIDEND TO BE RECEIVED BY HOLDERS OF OUR COMMON SHARES PURSUANT TO THE MERGER AGREEMENT AND DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR CONSTITUTE A RECOMMENDATION TO ANY FECI SHAREHOLDER AS TO HOW TO VOTE AT THE SPECIAL MEETING. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial information and other business and financial information of FECI and its subsidiaries, respectively;

•	reviewed certain internal financial statements and other financial and operating data concerning FECI and its subsidiaries prepared by the management of FECI and its subsidiaries, respectively;

•	reviewed certain financial projections prepared by the management of FECI and its subsidiaries, respectively;

•	discussed the past and current operations and financial condition and the prospects of FECI and its subsidiaries with senior executives of FECI and its subsidiaries, respectively;

•	reviewed the reported prices and trading activity of FECI common stock;

•	compared the financial performance of FECI and its subsidiaries and the trading activity of FECI common stock with that of certain other comparable publicly-traded companies and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in discussions and negotiations among representatives of Fortress and FECI and its subsidiaries and their financial and legal advisors;

•	reviewed the merger agreement, the debt and equity commitment letters of Fortress substantially in the form of the drafts dated May 7, 2007 and certain related documents; and

•	performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

In delivering its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to Morgan Stanley by the management of FECI for the purposes of the opinion. With respect to the financial projections, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the then best currently available estimates and judgments of the future financial performance of FECI and its subsidiaries. Furthermore, Morgan Stanley relied without independent verification on the assessment of the senior management of FECI and its subsidiaries of their ability to achieve such projections in the manner and within the timeframe contemplated by such projections. In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any material terms or conditions, including, among other things, that Fortress will obtain financing for the merger in accordance with the debt and equity commitment letters. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed transaction, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed transaction. Morgan Stanley is not a legal, tax or regulatory advisor and relied upon, without independent verification, the assessment of FECI and its subsidiaries and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of FECI, nor was it furnished with any such appraisals. Morgan Stanley also relied on the assessment by the senior executives of FECI regarding the strategic rationale for the transaction. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, May 7, 2007. Events occurring after such date may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

The following is a summary of certain analyses performed by Morgan Stanley in connection with the preparation of its written opinion letter dated May 7, 2007. Although each analysis was provided to the FECI board, in connection with arriving at its opinion, Morgan Stanley considered all of its analysis as a whole and did not attribute any particular weight to any analysis described below. These summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Historical Stock Price Trading Analysis

Morgan Stanley reviewed the historical trading prices for FECI common stock for the five-year period ended May 4, 2007. In addition, Morgan Stanley analyzed the relationship between the sum of the special dividend of $21.50 per share and the merger consideration of $62.50 per share of FECI common stock, in cash, to be received by holders of FECI common stock pursuant to the merger agreement and the prices of FECI common stock during certain periods within the one-year period ended May 4, 2007. This analysis indicated that the total proceeds to be paid to FECI’s shareholders pursuant to the merger agreement represented the following:

•	a premium of 13% based on the closing price of $74.46 per share on May 4, 2007;

•	a premium of 23% based on the 30 trading day average closing price of $68.06 per share;

•	a premium of 45% based on the one-year average closing price of $57.83 per share;

•	a premium of 13% based on the 52-week high closing price of $74.62 per share; and

•	a premium of 86% based on the 52-week low closing price of $45.18 per share.

Comparable Companies Analysis

Using publicly available information, Morgan Stanley performed an analysis of selected publicly traded railroad and real estate companies that share similar business models and growth profiles with FECI’s railroad and real estate businesses, its two primary businesses.

The real estate comparable companies selected consisted of publicly traded office, industrial and diversified real estate investment trusts (or REITs), both with and without substantial development strategies. The rail comparable companies selected consisted of a select group of publicly traded railroads. This comparable group was deemed to have the most similar operational and strategic characteristics.

Morgan Stanley analyzed the following companies:

Railroads

•	Burlington Northern Santa Fe Corp.

•	Union Pacific Corp.

•	Canadian National Railway Co.

•	Canadian Pacific Railway Ltd.

•	CSX Corp.

•	Norfolk Southern Corp.

•	Kansas City Southern

•	Genesee & Wyoming Inc.

Real Estate

•	Brandywine Realty Trust

•	Mack-Cali Realty Corporation

•	Duke Realty Corporation

•	EastGroup Properties, Inc.

•	Highwoods Properties, Inc.

•	Kilroy Realty Corporation

•	Liberty Property Trust

•	Parkway Properties, Inc.

•	AMB Property Corporation

•	Cousins Properties Incorporated

•	ProLogis

•	Vornado Realty Trust

Morgan Stanley reviewed financial information including the ratios of aggregate value to forecasted calendar year 2007 and 2008 earnings before interest, taxes, depreciation and amortization (“EBITDA”) multiples. For FECI’s railroad business, Morgan Stanley also reviewed the ratios of equity values to forecasted calendar year 2007 and 2008 earnings multiples. For FECI’s real estate business, Morgan Stanley also reviewed financial information including the ratios of equity value to forecasted calendar year 2007 and 2008 funds from operations (“FFO”) and forecasted calendar year 2007 and 2008 funds from operations adjusted for recurring capital expenditures (“AFFO”) multiples. The forecasted AFFO for FECI’s real estate business was derived from management’s forecasts of recurring investments in buildings and recurring non-building improvements for office, industrial and other real estate parks, second generation tenant improvements and second generation leasing commissions. For the comparable companies, the forecasted EBITDA, FFO, AFFO and earnings for 2007 and 2008 were based on a compilation of publicly available projections by equity research analysts.

Based upon Morgan Stanley’s review of the multiples of the railroad comparable companies, as well as the comparability of their assets and businesses to those of FECR, and basing FECR’s forecasted EBITDA and earnings for 2007 on a combination of publicly available information and internal projections prepared by management of FECR, Morgan Stanley applied a range of multiples to FECR’s corresponding financial statistics to arrive at a range of per share equity values for FECR. The range of multiples that were selected reflected the trading multiples of comparable railroad companies, historical trading multiples and general business and industry environment.

Based upon Morgan Stanley’s review of the multiples of the comparable companies, as well as the comparability of their assets and businesses to those of Flagler, and basing Flagler’s forecasted recurring EBITDA, FFO and AFFO for 2007 on a combination of publicly available information and internal projections prepared by management of FECI and its subsidiaries, Morgan Stanley applied a range of multiples to Flagler’s corresponding financial statistics to arrive at a range of per share equity values for Flagler’s rental operations and services business. Given that FECI is a taxable entity, Morgan Stanley used Flagler’s EBITDA from rental operations on an after-tax basis to preserve the comparability of the REIT comparable multiples used. Morgan Stanley then added the implied value of Flagler’s rental operations based on comparable company multiples provided above with the implied value of Flagler’s development pipeline, land holdings and joint venture interests valued using an NAV methodology (discussed below), to arrive at an implied value per share of Flagler. The real estate valuation range did not reflect the negative value impact of unallocated real estate general and administrative expenses.

The table below summarizes the multiple ranges selected by Morgan Stanley that were then applied to FECI’s 2007 financial analyses as of May 4, 2007:

Multiples Selected for Comparable Companies Analysis

Railroad (FECR)	Low	High
Aggregate Value to Forecasted 2007 EBITDA	7.5x	9.0x
Equity Value to Forecasted 2007 Earnings	15.0x	18.0x

Real Estate (Flagler)	Low	High
Aggregate Value to Forecasted 2007 EBITDA	16.0x	18.5x
Equity Value to Forecasted 2007 FFO	14.0x	18.0x
Equity Value to Forecasted 2007 AFFO	19.0x	23.0x

Real Estate Services (Flagler)	Low	High
Aggregate Value to Forecasted 2007 EBITDA	3.5x	4.5x

The selected multiples were applied to the Company’s forecasted financial metrics for each of its subsidiaries in the manner described above, yielding an implied mean reference range value (calculated as the average of the selected high and low of the above multiples for each of the Company’s businesses multiplied by the respective financial statistics for such business) of FECR on a per share basis of $22.46 to $26.91 and an implied mean reference range value of Flagler on a per share basis of $34.64 to $52.75.

The FECI valuation range did not reflect the negative value impact of unallocated corporate level general and administrative expenses. No company considered in the foregoing analysis is identical to FECI and its subsidiaries. In evaluating the comparable railroad and real estate companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of FECI and its subsidiaries. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

Precedent Transaction Analysis

Using publicly available information, Morgan Stanley examined the terms of certain transactions involving acquisitions of companies in both the railroad and real estate sectors. The transactions listed below include the most recent transactions that share several characteristics with the contemplated acquisition involving FECI and its subsidiaries and included transactions involving the sale of similar rail and real estate companies. The selected real estate transactions included office and industrial REIT sale transactions consummated since the end of 2003 and representing a total transaction size of at least $500 million. The selected rail transactions included domestic and international freight rail transactions consummated since the end of 2000 and representing a total transaction size of at least $100 million. Morgan Stanley selected these precedent transactions because they represented recent deals in similar industry sectors and had other relevant similarities for comparison, including equity and total market capitalization, property characteristics and asset quality and portfolio size.

Precedent Railroad Transactions Since 2000

Target	Acquiror
RailAmerica	Fortress Investment Group
Meridian Rail	Greenbrier Companies
Progress Rail Services	Caterpillar Inc.
Central Japan Railway Co.	Central Japan Railway Co.
Brasil Ferrovias SA	All America Latina Logistica
Rail Management Corp.	Genesee & Wyoming Inc.
Grupo TMM’s stake in TFM	Kansas City Southern
Sab Wabco	Investor Group
Freight Australia	Pacific National
Great Lakes Transportation	Canadian National Railway Co.
FCA	Cia Vale de Rio Doce SA
Pandrol International Ltd.	Delachaux SA
Nabco Ltd.	Teijin Seiki Co. Ltd.
Railtrack Developments	Hammerson PLC
VAE Aktiengesellschaft	Voestalpine AG
Tokyu Car Corp	Tokyu Corp.
National Rail and FreightCorp	Toll Holdings and Lang Corp.
Groupe CAIB	VTG-Lehnkering AG
Wisconsin Central	Canadian National Railway Co.
Westrail Freight	Australian Rail Group

Precedent Office & Industrial REIT M&A Transactions Greater Than $500MM Since 2004

Target	Acquiror
Equity Office Properties	The Blackstone Group
Columbia Equity Trust	JP Morgan Special Situations Fund
Glenborough Realty Trust	Morgan Stanley Real Estate Funds
Reckson Associates Realty Trust	SL Green / Reckson Mgmt / Marathon
Trizec Properties & Trizec Canada	Brookfield Properties /The Blackstone Group
CarrAmerica Realty Corporation Bedford Property Investors Arden Realty, Inc. Centerpoint Properties Trust Prentiss Properties Catellus Development Keystone Property Trust Great Lakes REIT

The Blackstone Group

LBA Realty

GE Capital Real Estate

CalEast Industrial Investors LLC

Brandywine Realty Trust/Prudential Real Estate

ProLogis Trust

ProLogis Trust / Eaton Vance

Asian Realty Partners II

Based on its judgment, Morgan Stanley selected a range of multiples and premiums to apply in its analysis, as described below:

•

FECR: Morgan Stanley applied a trailing twelve month (“LTM”) aggregate value to EBITDA multiple range of 8.0x to 11.0x, as derived from the range of multiples for precedent rail sale transactions, to the Company’s corresponding financial data for FECR. Based on LTM EBITDA, Morgan Stanley implied a reference range value of FECR on a per share basis of $25.01 to $34.35.

•

Flagler: Morgan Stanley applied premiums of 12.5% to 25.0% to the midpoint of Morgan Stanley’s comparable company valuation of Flagler (as described above), and applied premiums of 15.0% to 27.5% to the midpoint of Morgan Stanley’s net asset valuation (“NAV”) of Flagler (as described below). This analysis implied a reference range value of Flagler on a per share basis of $49.16 to $56.31.

No company or transaction utilized in the analysis of selected precedent transactions is identical to FECI or the merger with respect to the acquisition asset type or business model, in timing or size, and, accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics of FECI and its subsidiaries and other factors that would affect the acquisition value of companies to which it is being compared. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of FECI. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using selected transaction data.

Discounted Cash Flow Analysis

Morgan Stanley performed a discounted cash flow (“DCF”) analysis for FECI based upon the continuing operations of FECR and Flagler, pursuant to the financial projections provided by FECI management, which included a detailed 5-year financial forecast for the railroad and real estate businesses as well as 10-year cash flow models for each of its existing real estate assets and for those projects that were identified for development. Morgan Stanley relied upon these projections as provided and made no adjustments to any of the projections. Morgan Stanley also included in its analysis an estimated future sale of a portion of the FECR right-of-way to a third party for an alternative use. Morgan Stanley performed its analysis without including any assumed operational benefits from the transaction.

•	FECR: Morgan Stanley calculated unlevered free cash flows for FECR through 2011, and calculated terminal values by applying a range of multiples from 8.0x to 10.0x to next

12 months EBITDA beyond 2011. This range of multiples was derived from a review of historical trading multiples for certain railroad companies. The cash flow streams and terminal values were then discounted back to June 30, 2007 using an estimated range of the weighted average cost of capital for FECR of 8.5% to 10.5%. This range of discount rates was based on a number of factors, including a review of the weighted average cost of capital of comparable railroad companies, estimates by equity research analysts, expected total return of comparable railroad companies and observed private market discount rates. Using this methodology, Morgan Stanley observed that the implied value per common share for FECR ranged from $25.61 to $33.30.

•

Right-of-Way: Morgan Stanley’s valuation work assumed that the Company would sell a portion of the Company’s existing railroad right-of-way to the Florida Department of Transportation, and retain a portion sufficient to continue to operate the freight railroad as it is currently operated and with capacity for anticipated growth in volumes. Based on its discussions with management, and review of publicly available information and prior railroad right-of-way transactions, Morgan Stanley applied a range of after-tax values to a future sale of a portion of the FECR right-of-way in the context of a sale to a third party at various points in time and discounted the sale proceeds back to June 30, 2007 using a discount rate of 25.0% per year. This discount rate was based on certain risks and uncertainties relating to the potential sale of the right-of-way, including the extremely limited set of potential acquirers, the negotiated value of and timing of agreement on a transaction and the availability of financing to consummate a transaction. Using this methodology, Morgan Stanley observed that the midpoint of the implied value per common share for the future sale of the FECR right-of-way valuation range was $5.42.

•

Flagler: Morgan Stanley calculated unlevered free cash flows and terminal values for Flagler through calendar year 2014. The cash flow streams and terminal values were then discounted back to June 30, 2007 using a range of discount rates. Terminal values were calculated by Morgan Stanley by applying capitalization rates of 6.0% to 7.0% to the forward 12-month net operating income of stabilized, development and joint venture properties, and applying a 4.5x terminal value multiple to FECI’s services business and overhead. The capitalization rates used were based on current and historical capitalization rates observed in the Company’s core markets for similar real estate assets. The terminal value multiple applied to the Company’s services business and overhead reflected observed current and historical transaction multiples for similar low-growth service businesses. Morgan Stanley applied the service business multiple to Flagler overhead in addition to the Company’s service business because the overhead expenses are related to providing real estate management, development and construction services for its asset base. Selected discount rates were based on a review of the weighted average cost of capital of comparable real estate companies and assumptions about unlevered total return expectations in the real estate market at the time. For all cash flows except those related to development (including joint-ventures) and land sales activity, Morgan Stanley applied a range of discount rates from 8.0% to 10.0%. For development, joint venture and land sale cash flows, Morgan Stanley applied a range of discount rates from 10.0% to 12.5%. For land not absorbed or sold during the forecast period, Morgan Stanley applied a discount to management’s value estimates. The discount rates applied to all cash flows except development and land sales activity were based on a range of observed unlevered total return expectations of real estate investors for companies with similar in-place asset portfolios. The higher discount rates applied to development, joint venture and land sales cash flows included an incremental risk premium to reflect the higher risk associated with these cash flows relative to in-place buildings. Using this methodology, Morgan Stanley observed that the implied value per share for Flagler ranged from $37.85 to $50.11.

Morgan Stanley’s DCF analysis did not reflect the negative value impact of unallocated corporate level general and administrative expenses.

Leveraged Buyout Analysis—FECR

Morgan Stanley performed a leveraged buyout analysis for FECR to illustrate its value in the context of a sale to a financial sponsor. Morgan Stanley calculated leveraged cash flows using (i) financial projections through calendar year 2011 as provided by management, (ii) financing assumptions based on total leverage used in recent comparable transactions, which were based on Morgan Stanley’s experience with other financing transactions of this nature and (iii) financing terms that were consistent with those available in the market at the time of the analysis. Morgan Stanley calculated terminal values using an aggregate value to trailing EBITDA multiple range of 11.0x to 13.0x applied to 2011 EBITDA. Based on a range of estimated required internal rates of return from 15% to 20% (which in turn, was based on Morgan Stanley’s experience working with leveraged buyout firms, its knowledge of the private equity investment model and other market research), Morgan Stanley observed that the implied value per common share for FECR ranged from $31.66 to $35.71.

Net Asset Valuation—Flagler

To determine Flagler’s net asset value per share, Morgan Stanley applied capitalization rates of 5.50%-7.75% to Flagler’s properties, which were derived from current and historical capitalization rates observed in the Company’s core markets for similar real estate assets from published sources, discussions with our management and an evaluation of market data from various market data services. The capitalization rates were adjusted to account for current market conditions and property specific circumstances within the asset portfolio, and applied on an individual property basis. For stabilized properties, Morgan Stanley applied the selected cap rate range to management’s estimate for 2007 net operating income. For development properties, Morgan Stanley applied the selected cap rate range to management’s estimate for net operating income in the year that those properties are assumed to stabilize (a portion of Flagler’s development properties stabilize each year from 2008 through 2014 as they are completed and leased up). Values calculated in future periods were discounted back to the valuation date of June 30, 2007 using an 10.0-12.5% discount rate. Morgan Stanley valued Flagler’s land sale projections using management’s price and timing estimates and applied a discount to such estimates. Morgan Stanley valued Flagler’s joint venture interests using the discounted cash flow methodology described above. FECI’s services business was valued by applying a multiple range of 4.0-6.0x to 2007 projected services EBITDA. This analysis indicated an implied range of gross asset value of $1,694 million to $2,392 million. From gross asset value, Morgan Stanley deducted our outstanding mortgages and other debt, and divided this result by the number of shares of common stock outstanding on a fully diluted basis. This analysis indicated an implied range of NAV per FECI common share for Flagler of $36.05 to $54.86. This analysis did not reflect the negative value impact of unallocated real estate general and administrative expenses.

Multiple Buyer Analysis

Morgan Stanley examined the valuation impact of a transaction involving the sale of each of FECI’s businesses to a separate acquirer. In this context, Morgan Stanley analyzed (a) a stock sale of FECR and a cash sale of Flagler and (b) a stock sale of Flagler and a cash sale of FECR. In evaluating the first transaction, Morgan Stanley calculated the estimated incremental decrease in value an acquirer not receiving a full step-up in FECI’s railroad assets as well as the corporate taxes associated with a sale of Flagler assets. In the second transaction, Morgan Stanley calculated the potential decrease in value for an acquirer not receiving a full step-up in FECI’s real estate assets as well as the corporate taxes associated with the asset sale of FECR. In both analyses, Morgan Stanley used the range of values derived from its leveraged buyout analysis of FECR and from its NAV analysis of Flagler (both described above), and the midpoint present value of the FECR right-of-way (also as described above). This analysis yielded a range of equity value per share of common stock of FECI on a fully diluted basis of $59.97 to $81.61. This analysis did not reflect the negative value impact of unallocated real estate general and administrative expenses and assumed that such a transaction would disaggregate the Company’s businesses and therefore corporate general and administrative expenses was eliminated from the analysis.

In connection with the review of the sale of FECI, Morgan Stanley performed a variety of financial and comparative analyses for purposes of its opinion given in connection therewith. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Morgan Stanley believes that the summary set forth and the analyses described above must be considered as a whole and that selecting portions thereof, without considering all its analyses, would create an incomplete view of the process underlying its analyses and opinion. In addition, the range of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of FECI. Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions.

In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of FECI. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as a part of Morgan Stanley’s analysis of the fairness, from a financial point of view, of the sum of the merger consideration and the special dividend to be received by the holders of the common shares pursuant to the merger agreement and were conducted in connection with the delivery of Morgan Stanley’s opinion dated May 7, 2007 to FECI’s board of directors. Morgan Stanley’s analyses do not purport to be appraisals or to reflect the prices at which the common shares of FECI might actually trade.

Although Morgan Stanley evaluated the fairness of the consideration to be received by the holders of the common shares pursuant to the merger agreement from a financial point of view, the consideration itself was determined by FECI and Fortress through arm’s-length negotiations. Morgan Stanley did not recommend any specific merger consideration to FECI or that any specific merger consideration constituted the only appropriate merger consideration for the merger. FECI did not provide specific instructions to, or place any limitations on, Morgan Stanley with respect to the procedures to be followed or factors to be considered by it in performing its analyses or providing its opinion.

In addition, as described above, Morgan Stanley’s opinion and presentation to FECI’s board of directors was one of many factors taken into consideration by the board in making its determination to recommend the adoption of the merger agreement. Consequently, the Morgan Stanley analyses described above should not be viewed as determinative of the opinion of the board or the view of the management of FECI and its subsidiaries with respect to the value of FECI or of whether the board would have been willing to agree to different consideration.

Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of its trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may actively trade the equity securities of FECI for its own accounts or for the accounts of its customers and, accordingly, may at any time hold long or short positions in such securities. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services to FECI and Fortress.

Pursuant to an engagement letter between FECI and Morgan Stanley, FECI has agreed to pay to Morgan Stanley customary fees which are contingent upon completion of the merger, and to reimburse Morgan Stanley for its expenses incurred in performing its services.

Furthermore, FECI has also agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under federal securities laws, related to or arising out of Morgan Stanley’s engagement and any related transactions.

Interest of Our Directors & Executive Officers in the Merger

The information under the heading “The Merger—Interest of Our Directors & Executive Officers in the Merger” beginning on page 35 of the Proxy Statement is supplemented by adding the following discussion thereto.

Except for Mr. Henriques and Mr. Codina, none of the directors of the Company will receive any compensation as a result of the merger other than the payments upon and for their shares of FECI common stock and their options. Messrs. Henriques and Codina will receive additional consideration in connection with the merger as discussed under the headings “The Merger—Interests of Our Directors and Executive Officers in the Merger—Retention Compensation” on page 35 and “The Merger—Interests of Our Directors and Executive Officers in the Merger—Change in Control and Severance Agreements” beginning on page 35.

Codina Group, Inc. Acquisition

In connection with the Company’s acquisition of Codina Group, Inc. on April 27, 2006, Mr. Codina received, among other consideration, 1,713,431 shares of FECI common stock. In order to facilitate the orderly disposition of his shares in the public market, these shares are subject to certain restrictions on trading. Specifically, under the terms of the Codina Group, Inc. acquisition documents, these shares cannot be transferred, sold, pledged or otherwise disposed of until April 27, 2008 and then, for the successive three years thereafter, no more than 25%, 50% and 75% of those shares may be sold or transferred in any one year. However, these restrictions are inapplicable in the context of an acquisition of all the outstanding shares of the Company and Mr. Codina will therefore receive the full amount of the special dividend and the merger consideration with respect to these shares regardless of such transfer restrictions.